Exhibit 10.3

DEVELOPMENT AND CONSTRUCTION SERVICES AGREEMENT

This Development and Construction Services Agreement (“Contract”) is entered into this 6th day of November, 2009 by and between Grant County Wind, LLC, a Minnesota limited liability company (“GCW”) and the ten additional signature parties hereto who are each individual wind generator companies and the members of GCW (each a “Generator LLC”; the Generator LLCs and GCW, collectively “Owner”) and Juhl Energy Development, Inc., a Minnesota corporation (“Contractor” and collectively with the Owner, the “Parties”).  This Contract is intended to supersede any prior written or oral agreements or understandings between the Parties and their respective predecessors and/or affiliates with respect to the subject matter hereof.

RECITALS

A.           Owner wishes to obtain the services of Contractor for the development, design, engineering, construction, procurement, installation, erection, and financing of a commercial wind energy generation project (the “Project”) on property in which Owner will have control or ownership interest (the “Project Site”), which Project shall include, but is not limited to, the ten (10) [brand omitted] Wind Turbine Generators and related equipment supplied pursuant to the Turbine Supply Agreement (collectively, the “Turbine Equipment”), meteorological stations, foundations (including those for transformers, met masts and Wind Turbines), a collection system, a substation, all facilities necessary to interconnect the Turbine Equipment to the Project’s substation, all access roads, interconnection facilities, switchgear, transformers, pad transformers, grid interconnects, electrical works (whether above ground or below ground), control works, cable and pipe ducting, a communications system, communications system cables and interface hardware, maintenance buildings, fiber-optic cabling, staging areas, crane pads, fencing, barriers, and FAA warning lights.

B.           Contractor is willing to provide such services on the terms and for the consideration described herein.

C.           The Parties wish to set forth the basic terms on which they will proceed with development of the Project.

NOW, THEREFORE, in consideration of the above premises, the mutual promises and covenants set forth herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENTS

1.           Contractor’s Obligations.

(a)
Performance of the Work.  Contractor hereby covenants and agrees that it shall, and shall cause its subcontractors and sub-subcontractors (collectively, “Subcontractors”) to provide all of the items and services necessary (collectively, the “Work”) for the proper and timely development, design, engineering, construction, procurement, installation, erection, financing and completion of the Project, all in accordance with the terms of this Contract.  Such Work shall also be done in accordance with and as required by (a) the obligations of Owner under its Amended and Restated Renewable Energy  Purchase Agreement dated May 12, 2009 (the “REPA”) and the Amended and Restated Small Generator Interconnection Agreement dated as of September 23, 2009 (the “SGIA”) including, but not limited to, achieving the Commercial Operation Date (as such term is defined in the REPA) by March 25, 2010, and achieving a nameplate capacity of 20 MW; and (b) the Turbine Specifications, [name intentionally omitted] manuals, all applicable laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below) having jurisdiction over the Project and the Work (“Applicable Law”).  The Contractor further covenants and agrees that it shall provide and pay for all items or services necessary for the proper execution and completion of the Work and the Project (subject to the Contract Price provisions contained herein), whether temporary or permanent and whether or not incorporated or to be incorporated into the Project, including, but not limited to, all development, design, engineering, construction, procurement, installation, erection, financing services, all administration, management, safety training for all persons who enter the Project Site and coordination services with  respect to the Subcontractors and [name intentionally omitted], all labor, materials, fixtures, equipment, supplies, insurance, licenses, bonds (including road bonds), Permits, tests, inspections, tools, machinery, water, heat, utilities and transportation, and all other items, facilities and services necessary to complete the Project, including, but not limited to, those items set forth in the Scope of Work attached as Exhibit A hereto; provided, however, that the Work specifically excludes the acquisition of Wind Turbine Generator (“WTG” or “Turbine”) equipment which is subject to the Turbine Supply Agreement (the “Turbine Supply Agreement”) between Owner and [name intentionally omitted], but shall include the unloading, installation, erection, and mechanical completion of such WTGs.  Without limiting the foregoing, Contractor shall be responsible for the following:

(i)	Collecting wind data at the Project Site.

(ii)	Negotiating options/leases with site owners to allow development of the Project, including related transmission and interconnection facilities.

(iii)
Assisting Owner in structuring direct ownership of the Project through a corporate or other entity of which Owner is in control of ownership and operation pursuant to which the Project will maintain its C-BED status pursuant to Minnesota law.

(iv)
Applying for, obtaining and maintaining throughout the course of the Project all permits, certificates, licenses and approvals required by any Governmental Authority for the performance of Work under this Contract and for the operation of the Project as contemplated by the REPA and SGIA (the “Permits”), including typical, local construction permits required for Contractor’s performance of the Work.

(v)	Performing or causing its Subcontractors to perform the balance of plant construction services identified in the scope of work attached hereto as Exhibit A (the “BOP Work”) .

(vi)
Initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Work, including, without limitation, appropriate precautions and programs for areas in and around the Project Site.  Contractor shall comply with all legal requirements relating to safety and shall take all reasonable actions to avoid injury, loss or damage to persons or property by taking reasonable steps to protect employees and other persons at the Project Site, materials and equipment stored at the Project Site or off-site locations for use in performance of the Work, and the Project and all property located at the Project Site and adjacent to work areas, whether or not said property or structures are part of the Project or involved in the Work.  Contractor shall cooperate and coordinate with all other contractors at the Project Site on safety precautions and programs for the Project.  Contractor shall report immediately in writing all significant accidents and injuries occurring at the Project Site related to the Work or in the performance of the Work to Owner.  When Contractor is required to file an accident report with any state, federal, or local government agency or entity (“Governmental Authority”), Contractor shall furnish a copy of the report to Owner.  Contractor shall comply with the requirements of any Governmental Authority having jurisdiction over the safety related to the Work, Project Site or Contractor.  Contractor’s responsibility for safety under this Section is not intended in any way to relieve the Owner of its own contractual and legal obligations and responsibility for complying with all legal requirements.

(vii)	Installing temporary or permanent telephone and data communication services to the Project, as mutually agreed upon by the Owner and Contractor prior to the completion of the Work.

(viii)	Obtaining all maps, surveys, and other site information necessary for Contractor or its Subcontractors to perform the Work.

(ix)
Developing, designing, engineering, constructing, procuring, installing, financing, completing and designating the layout and setting of, as applicable, the substations, collection system, each Turbine and other Project facilities, including but not limited to roadways, entrances, and crossings.  Contractor shall ensure that Owner has secured all necessary property rights with respect to thereto.

(x)	Purchasing and having delivered to the Project any necessary equipment, which equipment will be delivered in general accordance with the Schedule.

(xi)	Securing private equity partners to fund up to ninety-nine percent (99%) of the Project costs.

(xii)
Coordinating and preparing application materials, negotiating and obtaining sources of vendor, construction and permanent financing for the Project including, but not limited to, funds available pursuant to the United States Department of Agriculture’s loan guarantee programs, the U.S. Department of Energy, the U.S. Department of Treasury or any other Governmental Authority.

(xiii)
Negotiating power purchase or sale agreements and related amendments and ancillary agreements (as applicable) with utilities or others to purchase the entire output of the Project at prices and terms which permit accomplishment of the Project’s financial obligations.

(xiv)
Negotiating turbine supply, subcontract, design and warranty agreements and related insurance and financing documents including, but not limited to, the Turbine Supply Agreement and the related Financing Agreement with [name intentionally omitted] dated as of the date hereof (as the same may be refinanced, the “Financing Agreement”) and in designing the Project.

(xv)	Obtaining transmission capacity needed to deliver the Project output to the provider, as necessary.

(xvi)
Negotiating, executing and recording (as applicable) of financing and security instruments and ancillary agreements and arrangements including, but not limited to, consents and coordination agreements as may be applicable.

(xvii)	Applying and qualifying for available federal and state tax credits, incentive payments, grants or other sources of revenue or capital to support the Project.

(xviii)	Establishing or contracting for necessary operation, maintenance and management capabilities for the Project.

(xix)
Unloading the Turbine Equipment.  Owner shall provide Contractor with at least five (5) days (on an estimated basis) prior written notice of the date of delivery of any Turbine Equipment.  If Contractor receives such notice and any Turbine Equipment is delivered to the Project Site prior to 5:30 p.m. CST on the date indicated in the notice, Contractor shall unload (or cause to be unloaded) such Turbine Equipment during the same calendar day.  If any Turbine Equipment is delivered to the Project Site after 5:30 p.m. CST, Contractor shall unload such Turbine Equipment within four (4) hours of the start of the next day that is a business day.  For purposes of this Section, the start of the day shall be no later than 7:00 a.m. CST.  All costs and expenses associated with Contractor’s failure to timely unload the Turbine Equipment (including, without limitation, all unloading, storage, demurrage and insurance costs) shall be borne solely by Contractor, and Contractor shall reimburse Owner for all such costs and expenses within ten (10) days of receipt of an invoice for the same from Owner.

(b)
Compliance with Laws.  Contractor shall comply with all Applicable Laws in performing its obligations under this Contract.  The Contractor covenants and agrees that all drawings, specifications and other documents developed by Owner, or its Subcontractors in connection to the Work (the “Project Documents”) shall be accurate and free from any errors or omissions, and shall be in compliance with and accurately reflect all Applicable Laws.  The Contractor shall, at no expense to the Owner, promptly modify any such documents which are not in accordance with such legal requirements or are inaccurate or contain errors or omissions.

(c)	Performance and Payment Bond.

(i)
If requested by Owner, Contractor shall deliver to Owner a performance and payment bond (the “Bond”) in an initial amount equivalent to the Contract Price (as hereinafter defined).  Within five (5) days of Owner’s request, Owner shall pay all costs of obtaining such bond, plus pay Contractor a fee of seven and one half percent (7.5%) for obtaining such bond, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the bond.

(ii)	The Bond shall (i) secure Contractor’s obligations to complete the Work in accordance with this Contract and (ii) shall secure Contractor’s obligations to pay its Subcontractors.

(d)
Contractor’s Project Manager.  Contractor shall appoint a representative to act as the manager and coordinator of the Contract on Owner’s behalf (“Contractor’s Project Manager”).  The Contractor’s Project Manager shall act as the liaison for Owner’s communications with Contractor and its Subcontractors, and [name intentionally omitted].  As of the date of this Contract, Jeff Bendel will be the Contractor’s Project Manager (subject to Contractor having the discretion to identify a replacement Contractor Project Manager).

(e)	Substantial Completion.

(i)
Turbine Mechanical Completion.  When Contractor believes it has achieved Turbine Mechanical Completion for any Turbine, Contractor shall notify Owner with the submittal of a Turbine Mechanical Completion Certificate in the form of Exhibit B applicable to the identified Turbine, stating the date of Turbine Mechanical Completion and identifying the Turbine completed, which shall include the Turbine Mechanical Completion Checklist, in the form of Exhibit B.  Thereafter, Owner and [name intentionally omitted] shall determine whether Turbine Mechanical Completion has in fact been achieved for such Turbine pursuant to the Turbine Supply Agreement and Owner shall thereafter either (i) notify Contractor that Turbine Mechanical Completion for the identified Turbine has been achieved or (ii) notify Contractor that Turbine Mechanical Completion has not been achieved and stating the reasons therefor.  In the event Owner provides written notice that Turbine Mechanical Completion has not been achieved, Contractor shall take action to correct any defective work adversely affecting the achievement of Turbine Mechanical Completion of such Turbine.  Upon completion of such corrective and remedial actions, if any are necessary, Contractor shall notify Owner that it believes Turbine Mechanical Completion has been achieved and the foregoing procedures shall be repeated until Turbine Mechanical Completion has in fact been achieved for such Turbine.  In the event Turbine Mechanical Completion has not been achieved and the reason(s) the Turbine Mechanical Completion has not been achieved is the result of defects in the Turbine, the negligent acts or omissions of Owner,  or any Person under its control (other than Contractor and its Subcontractors), or events of Force Majeure which so prevent Turbine Mechanical Completion from being achieved for the Turbine(s) covered by the notice, Contractor shall be entitled to a Change Order with respect to the Schedule and the Contract Price.

(ii)
If Contractor fails to achieve Turbine Mechanical Completion of (i) at least four (4) Turbines by December 31, 2009 (the “Initial Scheduled Mechanical Completion Date”), as such date may be extended in accordance with the terms of this Contract, or (ii) the remaining Turbines by February 25, 2010 (the “Scheduled Mechanical Completion Date”), as such date may be extended in accordance with the terms of this Contract, and the reason for such delay is solely attributable to Contractor or Subcontractor caused delays, then after taking into account any adjustments to the Schedule, Contractor shall pay to Owner an amount equal to One Hundred Dollars ($100.00) per day for each Turbine that Contractor has failed to achieve Turbine Mechanical Completion (“Delay Liquidated Damages”).  The Delay Liquidated Damages are Owner’s sole and exclusive remedy and Contractor’s sole and exclusive liability with respect to Contractor’s failure to timely achieve Turbine Mechanical Completion.  This remedy shall include damages which Owner may incur for lost revenues, lost profits, additional project management costs, extended or increased overhead of Owner and all other delay or time related costs.  Owner and Contractor further agree that (i) the Delay Liquidated Damages are a good faith estimate of the damages Owner would suffer; and (ii) Contractor shall in no event be responsible for payment of any other liquidated damages, of any kind, to Owner.

(iii)
When Substantial Completion is achieved, Contractor shall deliver to Owner an executed “Certificate of Substantial Completion” a form of which is attached hereto as Exhibit C, which certificate shall be set forth the date of Substantial Completion and be accompanied by the Punch List. Within three (3) business days after the receipt of the Certificate of Substantial Completion, Owner shall either (i) notify Contractor that Substantial Completion has been achieved, or (ii) notify Contractor that Substantial Completion has not been achieved and state the reasons therefore.

(iv)
“Substantial Completion” of the Work shall be achieved when each of the following has occurred:  (i) Contractor has achieved Turbine Mechanical Completion of all of the Turbines, (ii) the underground collection system is complete in accordance with the terms and standards set forth in this Contract, (iii) the substation is completed in accordance in accordance with the terms and standards set forth in this Contract; (vi) the remainder of the Work has been fully and properly completed (excluding Punch List Items), (v) the Project is capable of safe, reliable and continuous commercial operation, (vi) all associated performance tests required under the Contract have been successfully performed with respect to the Project, (vii) the project has been permanently energized, synchronized to the utility’s grid, and capable of safe, reliable and continuous commercial operation, (viii) the Owner and Contractor have mutually agreed as to the corresponding Punch List (as defined below), (ix) all Permits necessary to use the Project for its intended purpose have been obtained by Contractor, (x) all deliverables required to have been delivered to the Owner have been so delivered to the Owner; and (xi) Contractor has submitted a draft Certificate of Project Substantial Completion to Owner.  For purposes of this Contract, “Punch List” means that list to be prepared by Contractor and Owner of any minor items of Work designated as remaining to be performed or corrected by the date of Final Completion and which will not affect the safe and reliable operation of the Project.

(f)	Final Completion.

(i)
When Final Completion has been achieved, Contractor shall submit the Final Completion Certificate, stating the date of Final Completion.  Within three (3) business days after the receipt of the Final Completion Certificate, Owner shall either (i) notify Contractor that Final Completion has been achieved, or (ii) notify Contractor that Final Completion has not been achieved stating the reasons therefore.

(ii)
“Final Completion” of the Work shall be achieved when each of the following has occurred: (i) Substantial Completion has occurred; (ii) all construction debris, rubbish and foreign material, and all of Contractor’s and its Subcontractors’ tools and equipment, have been removed from and around the Project Site, except as otherwise reasonably agreed to by the Parties resulting from seasonal weather conditions; (iii) all items on the Punch List have been completed to Owner’s reasonable satisfaction, except those which must be delayed as a result of seasonal weather conditions; and (iv) Contractor has delivered an executed Certificate of Final Completion to Owner, a form of which is set forth in Exhibit D.

(g)
Legal Requirements.  The Contractor shall comply, and shall cause its Subcontractors, architects, and engineers to comply, with all Applicable Laws and shall give all applicable notices pertaining thereto.

(h)	Cooperation and Coordination.

(i)
Contractor shall be responsible for coordinating, managing, and communications related to: (i) the performance of the services and provision of equipment under the Turbine Supply Agreement and all other the Project contracts, including obtaining information and consents as needed from the Owner thereunder; and (ii) the application process for all Permits, including obtaining information and consents as needed from the Owner as part of such process.

(ii)
On or before the expiration date or each calendar month throughout the duration of this Contract, Contractor shall prepare and submit to the Owner a status report, which report shall include, but shall not be limited to: (i) a detailed description of the progress of the Project; (ii) a statement of any significant issues with the development or construction of the Project (including, but not limited to issues that could impact the cost or schedule of the development of the Project); and (iii) a summary of the Permits obtained and outstanding.

(i)
Cooperation.  Contractor shall be responsible for coordinating and managing Owner’s obligations under the various agreements with suppliers, government and quasi-government agencies, power companies, insurance companies and Subcontractors.  Contractor shall provide Owner with all information concerning these agreements and Owner’s obligations thereunder.

(j)
Performance of Duties. Contractor agrees that it shall perform at all times faithfully, industriously, and to the best of its ability, experience, and talents all of the duties that may reasonably be assigned to it hereunder and, shall devote such time to the performance of such duties as may be necessary therefore.

(k)
Equipment.  Contractor shall be responsible for the purchase and delivery of all equipment necessary for the completion of the Project, including, without limitation, electrical and communications equipment and related controls.  For this purpose, the equipment shall not include the WTGs and related towers, blades, and turbine components which shall be the responsibility of [name intentionally omitted].

(l)
No Liens.  Contractor shall not assume, create or suffer to exist or be created any mechanics, materialmen’s or other lien on (i) the Work, the Project Site, the Project, or any portion thereof, by, through or under Contractor or any Subcontractor (or any of their respective employees).   If there arises a lien by, through or under Contractor, any Subcontractor or any of their respective employees that violates Contractor’s obligations under this Section, then Contractor shall:  (i) promptly, following receipt of written notice of such lien or of Contractor’s becoming aware of the existence of such lien, provide written notice thereof to the Owner; and (ii) as soon as reasonably practicable, but in no event later than thirty (30) days after the date that Contractor receives written notice that such lien was filed, recorded or asserted or otherwise becomes aware of such lien, pay or discharge, and discharge of record, any such lien.  Upon the failure of Contractor to perform its obligations under this Section, the Owner may, but shall not be obligated to, either (i) obtain a bond, letter of credit or other security for such lien and, upon posting of such security therefor, shall be entitled to recover promptly from Contractor the reasonable costs and expenses incurred by the Owner in connection therewith, or (ii) offset the amount of any such lien (and all associated costs) from any amounts otherwise due to Contractor hereunder and thereafter pay, release, satisfy and discharge such lien.

(m)
Taxes.  The Contractor shall pay all sales, consumer, use, excise, transit, district, real estate, personal property and other taxes, duties and tariffs (whether direct or indirect) relating to, or incurred in connection with, the performance of the Work and/or the occupancy, possession, ownership and/or use of the Project.  Notwithstanding the foregoing, the Parties acknowledge and agree that the Contract Price does not include any amounts for the payment of sales tax with respect to any materials or equipment to be incorporated into the Project that fall within the wind energy conversion systems (“WECS”) category for which an exemption is available under Minnesota law.

(n)
Responsibility.  The Contractor shall be responsible to the Owner for acts and omissions of the Contractor, and the Contractor’s Subcontractor, architects, engineers, and their respective subcontractors, agents and employees, and any other persons performing portions of the Work under a contract or other arrangement with the Contractor, or claiming by, through or under the Contractor, and for any damages, losses, costs and expenses resulting from such acts or omissions.

(o)
Cleaning Up.  The Contractor shall at all times keep the Project Site and surrounding streets, properties, sidewalks and other areas free from waste materials, rubbish, debris and other garbage, and shall employ adequate dust control measures.  Prior to Substantial Completion of the Work, the Contractor shall (except as otherwise reasonably agreed to by the Parties resulting from seasonal weather conditions) remove from the Project Site all tools, equipment, machinery, surplus and waste materials, and rubbish.  If the Contractor fails to clean up as provided herein, the Owner may do so and the cost thereof shall be charged to the Contractor.

2.           Owner’s Rights; Obligations.

(a)
Owner’s Obligations.  To enable Contractor and its Subcontractors to complete the Work in accordance with the construction schedule agreed to by the Parties (which is attached hereto as Exhibit E) (the “Schedule”), Owner, at its sole cost and expense, shall perform the following:

(i)	Administer payment requests and cause the Contract Price (as hereinafter defined) to be paid;

(ii)
Acquire the Turbines and cause [name intentionally omitted] to deliver the Turbines to the Project Site at the specified Turbine pad, in accordance with the schedule set forth in the Turbine Supply Agreement;

(iii)	Provide Contractor and its Subcontractors access to the Project Site and sufficient land within the Project Site to enable Contractor to perform the Work; and

(iv)	Communicate and coordinate with respect to any and all issues or concerns raised by the owners of the real estate comprising the Project Site (collectively the “Landowners”) with respect to the Work.

(b)
Schedule Requirements.  Owner and Contractor acknowledge that the milestone dates agreed to by the Parties in the Schedule are of material importance to the success of completing the Work, and the timely completion of the Work is based on the timely delivery of the WTGs in accordance with the delivery schedule in the Turbine Supply Agreement, and that Contractor may be entitled, in accordance with the change order provisions of this Contract, to an adjustment to the Contract Price (as hereinafter defined) or the Schedule to the extent the WTGs are not delivered by the dates set forth in the Turbine Supply Agreement.

(c)	Inspection of the Work by Owner.

(i)
During the term of this Contract, Contractor shall permit Owner and its engineers and representatives (including [name intentionally omitted) (a) to inspect the Work and the progress of the Work in order to verify material compliance with the requirements for the Work.

(ii)
The Owner shall have the right and the authority to reject Work which is defective or deficient, or which otherwise does not conform to this Contract.  If the Contractor fails to correct defective or nonconforming Work as and when required under this Contract, or fails to carry out the Work in accordance with this Contract, the Owner may, by a written directive, order the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated.  The Contractor shall not have any claim for a reimbursement of costs or expenses from the Owner, or any extension in the Schedule, due to a stoppage in the Work as provided in this Section.

3.           Contract Price.  In consideration for complete, proper and timely performance of the Work, Owner shall pay Contractor the following fees (the “Contract Price”):

(a)	A fixed fee for development services that are not directly related to BOP Work and provision of turbines in the amount of $1,847,000 (the “Deferred Fee”).

(b)	A fixed fee for the performance of the scope of work set forth in Exhibit A in the amount of $8,544,735 (the “BOP Fee”).

The Parties acknowledge and agree that the Deferred Fee and the BOP Fee represent Contractor’s aggregate compensation for the performance of the Work and completion of the Project.  Such amounts are subject to adjustment only: (i) pursuant to the change order process set forth in Section 5 herein; and (ii) with respect to the Deferred Fee only, may be adjusted (without a change order) to include reasonable out-of-pocket travel expenses of Contractor or other fees which become payable to third parties that: (x) are actually incurred by Contractor, (y) are not included in the Deferred Fee because they could not have been reasonably foreseen by Contractor as of the date of this Contract and (z) in no circumstance exceed $80,000 in the individual or $150,000 in the aggregate.

4.           Timing and Method of Payment.  Furthermore, the Parties acknowledge that:

(a)
The Deferred Fee shall not become due and payable and shall in no way be deemed earned by Contractor unless and until (i) the Project has achieved Substantial Completion, (ii) all amounts owed by Owner under the Financing Agreement have been paid in full and there are no amounts remaining due and outstanding under the Financing Agreement, and (iii) any other payment subordination restrictions on the payment of the Deferred Fee have been satisfied; provided that, at such time as conditions (i), (ii) and (iii) are satisfied, Contractor may, if the BOP Fee has been paid in cash in full or converted into equity of each Generator LLC as contemplated hereunder, convert the Deferred Fee into equity in a form and subject to terms and conditions to be mutually agreed by the Parties at the time of such conversion.

(b)
(i)  Payment of the BOP Fee shall be paid partially by a junior secured convertible promissory note from Owner to Contractor (the “Note”) in the form as attached in Exhibit F, the amount to become due and owing shall be advanced to a maximum amount of $8,200,000 (the “Maximum Amount”) (and thus the advanced amount shall become the balance due under the Note) solely through Applications for Payment (as defined below) in accordance with the following:

(1)	An initial Application for Payment in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), as a mobilization fee, upon execution of this Contract.

(2)
On or before the tenth (10th) day of each subsequent month, Contractor shall request payment (the “Application for Payment”) for all Work performed and not paid for during the previous calendar month (the “Pay Period”).  Each Application for Payment shall be accompanied by the following, all in form and substance satisfactory to Owner: (A) a duly executed and acknowledged sworn statement showing all Subcontractors with whom Contractor or any Subcontractor of Contractor has entered into subcontracts, the amount of any such subcontracts and the amount to be paid for such Pay Period as part of the BOP Fee from any such Subcontractors; (B) Duly executed waivers of mechanics’, materialmen’s and construction liens in the form of Exhibit G (“Partial Lien Waivers”) related to the amount requested in the Application for Payment, conditioned solely, and immediately effective, upon the Owner’s payment of such amount due; and (C) Partial Lien Waivers from each of the Subcontractors and suppliers for the BOP Work establishing satisfaction of payment for the Application for Payment that immediately preceded the Pay Period.

(3)
The Application for Payment shall constitute Contractor’s representation that the Work has been performed consistent with this Contract and the Project Documents (collectively, the “Contract Documents”) and has progressed to the point indicated in the Application for Payment.

(4)
Within ten (10) days after Owner’s receipt of each Application for Payment, Owner shall make a payment to Contractor of all amounts properly due, but in each case less the total of payments previously made to Contractor.

(5)
The Application for Payment may request payment for: (i) completed Work; and (ii) prepayments for materials or equipment for the Project when such prepayment request is accompanied by an invoice from the manufacturer or supplier of such materials or equipment demonstrating that prepayment is required for such materials or equipment.

(6)
Notwithstanding the foregoing, an Application for Payment may not be made for amounts associated with the following: engineering work and drawings completed by Contractor prior to the date hereof, payment made by contractor for a transmission interconnection switch acquired prior to the date hereof; work related to the SWPPP permit that was not a portion of the original scope of the work; and a Contractor construction hold-back in the amount of $639,500.  Such amounts shall become due and owing, and shall be eligible for conversion in accordance with, the provisions set forth Section 4(a).

(7)
On or before the then applicable payment date set forth in Subsection 4(b)(i)(2), Owner shall pay Contractor all amounts properly due for which an Application for Payment has been provided.  If Owner reasonably believes that Contractor is not entitled to all or part of an Application for Payment, Owner will notify Contractor in writing at least five (5) days prior to the date payment is due.  The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Contractor must take to rectify Owner’s concerns.  Contractor and Owner will attempt to resolve the concerns prior to the date payment is due.  If the Parties cannot resolve such concerns, Contractor may pursue its rights under the Contract Documents.  Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Contractor all undisputed amounts in an Application for Payment within the times required hereunder.

(8)
Contractor shall deliver to Owner a request for final payment (the “Final Application for Payment”) when Final Completion has been achieved in accordance with the Contract Documents, including Application for Payment for all amounts due Subcontractors. Owner shall make final payment within ten (10) days following receipt of the Final Application for Payment (“Final Payment”).  Such Final Payment may only be made pursuant to the Note.

(9)
The Final Application for Payment shall be accompanied by the following, all in form and substance satisfactory to Owner: (A) a duly executed and acknowledged sworn statement showing all Subcontractors with whom Contractor or any Subcontractor of Contractor has entered into subcontracts, the amount of any such subcontracts and the amount to be paid as part of the BOP Fee from any such Subcontractors; (B) Duly executed waivers of mechanics’, materialmen’s and construction liens in the form of Exhibit G (“Final Lien Waivers”) related to the amount requested in the Final Application for Payment,; and (C) Final Lien Waivers from each of the Subcontractors and suppliers for the BOP Work establishing satisfaction of payment for the Final Application for Payment.

(ii)           Notwithstanding Subsection 4(b)(i), the Parties agree that the BOP Fee up to the Maximum Amount shall be deemed paid pursuant to a borrowing under the Note, in a corresponding amount of the payment due under each Application for Payment as the same become due pursuant to Subsection 4(b)(i).  The portion of the BOP Fee up to the Maximum Amount shall (and may only) be paid via the Note and all amounts due under the Note shall be secured by a security agreement between Owner and Contractor, in the form attached hereto as Exhibit H (the “Security Agreement”).  The Note and Security Agreement shall be subordinate to the Financing Agreement, as the same may be refinanced by any means, extended, renewed, defeased, supplemented, restructured, replaced, refunded or repaid or replaced with other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers or agents, including but not limited to replacement in whole or in party by any “take-out” financing (collectively, the “Senior Obligations”) by [name intentionally omitted] or any other person (the “Senior Lender”) and a pledge of Contractor’s proportionate share (as such share has been determined by and between [name intentionally omitted] and Contractor in a separate Intercreditor and Subordination Agreement (the “Intercreditor Agreement”)) of amounts due from the United States Treasury Department as a tax grant under Section 65 of the Internal Revenue Code.  For the avoidance of doubt, Contractor covenants with Owner that Contractor will not grant [name intentionally omitted] a security interest in the Note.  In addition, Contractor shall request and Owner shall grant, subject to the terms and conditions of the Financing Agreement and related Security Documents (as such term is defined therein) within ten (10) days of the date hereof, a second leasehold mortgage on the real property that comprises the Project Site to Contractor to secure the Note (the “Junior Mortgage”).  The Junior Mortgage shall be in a form agreed to by Contractor, Owner and [name intentionally omitted] (in their reasonable discretion) and shall be, at all times, subordinate to any mortgage, lien, pledge, security interest, charge or encumbrance held by [name intentionally omitted] or and any other Senior Lender.

(iii)  In addition Contractor may, pursuant to the terms and conditions of the Note and Security Agreement, convert the portion of the BOP Fee that is paid via a Note into equity of each of the Generator LLCs as provided below; provided, however, that: (A) absent the express written consent of [name intentionally omitted] to such conversion and the documents related to such conversion, including the member controlagreement, which consent, so long as Contractor shall include a pledge of such equity interest to [name intentionally omitted] incident to such conversion, shall not be unreasonably withheld, no such conversion shall occur unless and until all amounts owed by Owner to [name intentionally omitted] under the Financing Agreement have been paid in full and there are no amounts remaining due and outstanding under the Financing Agreement; and (B) no conversion may take place prior to the time the Note is in default pursuant to the terms thereof if, in the reasonable opinion of Owner, such conversion would have a material adverse impact on the ability of the Owner to receive financing or additional equity investment for the Project.  The following provisions shall apply to any permitted conversion of the Note by Contractor (pursuant to this paragraph):

A.
Owner hereby irrevocably consents to the transfer and assignment of Contractor’s rights under this Contract, the Note and the Security Agreement.  Such transfer and assignment shall not, however, relieve Contractor of any of its obligations hereunder.  Any transferee or assignee under the Note shall have the same rights with respect to this Contract, the Note and the Security Agreement as Contractor has and as are set forth in the Note and Security Agreement;

B.
Each Generator LLC hereby covenants with Contractor that it shall, upon written request from Contractor and subject to the restrictions set forth above and in the Financing Agreement, as conditioned by the Intercreditor Agreement, issue such equity in a manner equivalent and on a par with other equity investors providing cash investment into the Project and shall credit Contractor with the total amount due under the Note in such conversion, including any interest due or payable under the Note.  Such equity shall be delivered in the name designated by Contractor or its transferee or assignee of this Contract, the Note and the Security Agreement.  Owner shall not take any action (or fail to take any action) that would prevent the issuance of such equity as contemplated under the Note and Security Agreement.

5.           Change Orders.   Contractor may only seek changes to the Work, the Contract Price, and Schedule (each a “Change Order”) pursuant to the provisions and conditions set forth in Sections 5(a) and 5(d) of this Contract.  In the event there shall be a Change Order, the Parties hereto shall work to minimize the economic and Schedule impact of any such change.  All Change Orders shall be set forth in a written change order stating: (i) the change in the Work; (ii) the amount of the adjustment in the Contract Price  broken out as part of the Deferred Fee and, if applicable, the BOP Fee, and (iii) the adjustment to the Schedule.  The Change Order will be agreed upon by the Parties and executed by both Parties prior to either Party being bound by any change.  For the avoidance of doubt, it is understood and agreed by the parties hereto that there shall be no permissible Change Order for the provision of an additional Manitowac 999 crane that Contractor has agreed to supply as a portion of the Work pursuant to this Agreement.

(a)
Change Order Process.  Owner or Contractor may request changes in the Work within the general scope of this Contract consisting of additions, deletions, or other revisions.  Should either Party so desire to change the Work or observe a change to the Work such Party shall submit a change request to the other Party in writing.  If Contractor requests a change, it shall propose the change to Owner who may either accept or reject the request for a change in its discretion, and such decision shall be final with respect to such request.  If Owner requests a change, within five (5) business days of receipt of such request or such reasonable time as required to complete an estimate, Contractor shall submit a proposal to the Owner stating the adjustment to the Contract Price which would result from such change, and the effect, on the Schedule by reason of such proposed change.  The Owner shall promptly accept or reject in writing Contractor’s proposals in relation to the change.  If the Owner agrees with the proposal for the change, the Parties shall execute a Change Order reflecting the change in the Work and proposed adjustments to the Contract Price (stating which adjustments are Deferred Fee amounts and which are BOP Fee amounts, respectively) and the Schedule.  In the event that the Owner rejects Contractor’s proposal for the change, the Owner may notify Contractor that the Owner has decided to withdraw or modify its requested change.  Should the Owner fail to respond to Contractor in writing within five (5) business days of Owner’s receipt of the proposal, the Owner shall be deemed to have withdrawn its requested change, if such was the circumstances that initiated the discussion.

(b)
[Name intentionally omitted] Consent.  Notwithstanding the foregoing, in the event that: (i) any single Change Order could have the result of (X) changing any of the Schedule milestones within this Contract by ten (10) or more business days or (Y) increase the Contract Price by $80,000 or more; or (ii) that the cumulative effect of all Change Orders under the Contract could have the result of (X) changing any of the Schedule milestones within this Contract by fifteen (15) or more business days or (Y) increase the Contract Price by $150,000 or more, then, except if the Change Order is a result of a delay in Turbine delivery, such Change Order shall not be effective under this Contract absent the prior written consent of [name intentionally omitted].  Such consent shall be granted in [name intentionally omitted] reasonable discretion, based on its evaluation of the change and the impacts on the Schedule and economics of the Project; provided, if [name intentionally omitted] has not provided its consent or written evidence of its rejection of such change within two (2) business days after [name intentionally omitted] receipt of written notice of the same, [name intentionally omitted] shall be deemed to have consented to such change.

(c)
Disputes Regarding Change Orders.  If Owner requests a Change Order, but the Parties are unable to mutually agree upon a Change Order, Contractor shall (if Owner so directs) perform the Work on a cost-reimbursable basis to comply with Owner’s requested requirements (and identify whether the costs are Deferred Fee amounts or BOP Fee amounts) and be entitled to an equitable adjustment in the Schedule, including reimbursement for all costs, including labor costs, (all at Contractor’s cost) actually incurred by Contractor (“Reimbursable Costs”).

(d)
Procedures upon a Force Majeure Event.  If Owner or Contractor is rendered wholly or partially unable to perform its obligations under the Contract Documents (defined below) as a result of an act of God, Weather Delays (as defined below) or other unforeseen condition beyond the reasonable control of such Party which could not have been avoided, prevented or resolved by such Party’s commercially reasonable efforts and which was not caused by such Party’s negligence or a breach or failure to perform its obligations hereunder (a “Force Majeure Event”), such Party shall comply with the following conditions precedent to the right to seek an equitable adjustment:

(i)
The affected Party shall give the other Party written notice describing the particulars of the occurrence, such notice to be given promptly after the occurrence of the Force Majeure Event and no more than three (3) calendar days after the affected Party becomes aware of such occurrence, which notice shall include an estimate of the Force Majeure Event’s expected duration and probable impact on the performance of the affected Party’s obligations hereunder, and the affected Party shall continue to furnish timely, regular reports during the continuation of the Force Majeure Event;

(ii)
The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event and all Parties shall work to minimize the impact of the Force Majeure Event;

(iii)	No liability of any Party which arose before the occurrence of the Force Majeure Event causing the suspension of performance shall be excused as a result of the occurrence;

(iv)
The affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party as a result of the Force Majeure Event by promptly taking appropriate and sufficient corrective action, including the expenditure of all reasonable sums of money;

(v)	The affected Party shall use reasonable efforts to continue to perform its obligations hereunder and to correct or cure the Force Majeure Event excusing performance;

(vi)
When the affected Party is able to resume performance of the Work, the affected Party shall give the other Party written notice to that effect, and a Change Order shall be executed by Owner and Contractor to account for the adverse effects, if any, on Contractor’s performance of its obligations by the Force Majeure Event; and

(vii)
Calculation of the change to the Contract Price as a result of a Force Majeure Event shall be computed as Contractor’s total additional out-of-pocket costs, including labor costs, without additional mark-up.

For the purposes of this Contract, “Weather Delays” shall be defined as delays that impact the performance at the Project Site caused by any of the following weather conditions at the Project Site:  natural disasters, fire, hurricanes, unusually severe and not reasonably anticipatable rain or other inclement weather, tornadoes, extreme high winds, dust or sand storms, mudslides, subsidence, lightning, floods or earthquakes, which create (or are reasonably anticipated to create) unsafe conditions or otherwise prevent performance of the Work.

(e)
Weather Delay.  Notwithstanding anything to the contrary in Section 5(d), the Parties acknowledge and agree that, in the event of a Force Majeure Event which is in the nature of a Weather Delay, Contractor shall be entitled to a Change Order solely with respect to the Schedule and shall not be entitled to any adjustment in the Contract Price.

6.           Owner’s Right to Terminate for Cause.

(a)	The occurrence of any one of more of the following matters constitutes a default by the Contractor under this Contract (a “Contractor Event of Default”):

(i)	Contractor becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, its debts as they become due;

(ii)	Contractor makes a general assignment for the benefit of its creditors;

(iii)
Contractor shall commence or consent to any case, proceeding or other action (x) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Contractor or of Contractor’s debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or (y) seeking appointment of a receiver, trustee or similar official for Contractor, or for all or any part of Contractor’s property;

(iv)
any case, proceeding or other action against Contractor shall be commenced (x) seeking to have an order for relief entered against Contractor as debtor, (y) seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Contractor or of Contractor’s debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (z) seeking appointment of a receiver, trustee or similar official for Contractor or for all or any part of Contractor’s property;

(v)	the breach of any representation or warranty made by Contractor herein;

(vi)	Contractor attempts to assign, convey or transfer this Contract or any interest herein in any manner inconsistent with the terms of this Contract;

(vii)	Contractor fails to pay any monies or other funds when due and payable under this Contract; or

(viii)
Contractor fails to observe or perform any other covenant, agreement, obligation, duty or provision of this Contract, and such failure continues for five (5) days after Contractor’s receipt of written notice thereof from Owner.

(b)
Upon the occurrence of a Contractor Event of Default, Owner shall provide written notice to Contractor that a Contractor Event of Default has occurred and Contractor must correct such deficiency within five (5) days of Contractor’s receipt of such notice.  If Contractor fails to cure within such five (5) day period, then Owner may, without prejudice to any other right or remedy the Owner may have under this Contract or at law and/or equity, declare the Contract terminated for default by providing written notice to Contractor of such declaration.

(c)
Upon declaring the Contract terminated for default, pursuant to Section 6(b), Owner may, without prejudice to any other right or remedy, enter upon the premises and take possession, for the purpose of completing the Work, of the Project Site and all materials and equipment which have been purchased by Owner for the performance of the Work, all of which Contractor hereby transfers, assigns and sets over to Owner for such purpose, and to employ a qualified third party to complete the Work.  Materials and equipment noted here do not include any equipment rented or owned by Contractor.  If the cost of finishing the Work exceeds the unpaid balance of the Contract Price, the Contractor shall immediately pay the difference to the Owner.  The cost of Owner completing the Work shall include, without limitation, the cost of any additional design, engineering, managerial and administrative services required thereby, reasonable attorneys’ fees and expenses, and any other costs, expenses or damages the Owner may incur in order to complete the Work.

(d)
Owner’s Right to Termination for Convenience.  Upon ten (10) days’ prior written notice to Contractor, Owner may, for its convenience and without cause, elect to terminate this Contract.  In such event, Owner shall pay Contractor for the following: (i) to the extent not already paid, all Work executed, and for proven loss, cost or expense in connection with the Work; (ii) the reasonable costs and expenses attributable to such termination, including demobilization costs; and (iii) out-of-pocket costs and amounts due in settlement of terminated contracts with Subcontractors and suppliers.  All such amounts shall not be subject to payment by installments or pursuant to the Note, but rather must be paid on the date of termination by wire transfer.  A schedule outlining the aggregate termination payments is attached hereto as Exhibit J.

7.           Insurance.

(a)
Owner’s Insurance. Contractor shall procure and maintain, for and on behalf of Owner, from insurance companies authorized to do business in the state in which the Project is located, and maintain through Final Completion, All-Risk Builder’s Risk property insurance upon the entire Project.  The policy shall be primary to all other insurance supplied by Contractor or its Subcontractors.  The Builder’s Risk policy shall include Owner, Contractor, Contractor’s Subcontractors and [name intentionally omitted] as additional insureds.  [Name intentionally omitted] shall be named as a loss payee under the Builder’s Risk Policy.  Such policy shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss and without application of any deductible, retention or retrospective premium.  The builder’s risk policy shall be written on a replacement cost basis.  The property insurance shall be endorsed to cover physical loss or damage to the Work and all goods in transit including the Turbines, materials and equipment in transit, at the Project Site or at another location.  Contractor shall provide a copy of the All-Risk Builder’s Risk policy to Owner upon execution of this Contract.  Any loss covered under Owner’s property insurance shall be adjusted by [name intentionally omitted] and made payable to the insureds in accordance with the terms of the Financing.

(b)	Contractor’s Insurance.

(i)
Contractor shall procure and maintain in force through the Final Completion Date the following insurance coverages with the policy limits indicated, and otherwise in compliance with the provisions of this Contract:

Commercial General Liability:
General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:
Combined Single Limit
Each Occurrence	$1,000,000

Excess Liability – Umbrella Form:
Each Occurrence	$9,000,000
Aggregate	$9,000,000

Workers’ Compensation - Statutory limits as required by the state in which the Work is performed.

Employers’ Liability:
Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Professional Errors and Omissions:
Per Claim	$1,000,000
Annual	$1,000,000

Owner and [name intentionally omitted] shall be named as an additional insureds under the preceding Commercial General Liability, Employers’ Liability and Excess Umbrella Policies.

(ii)
Insurance Certificates. Contractor shall provide Owner upon Owner’s request with copies of the insurance certificates reflecting coverages evidencing that (i) Contractor’s insurance obligations are in full force and in effect and will remain in effect until Contractor has completed all of the Work and has received the final payment from Owner, and (ii) no insurance coverage will be canceled, renewal refused, or changed unless at least thirty (30) days prior written notice is given to Owner.  All insurance certificates provided by Contractor pursuant to this Contract shall, as applicable, clearly identify in writing as additional insureds (and expressly include the interests of) Owner and [name intentionally omitted].

8.           Warranties.

(a)	Contractor agrees to provide the following warranties:

(i)
All materials, supplies and equipment furnished under this Contract will be of good quality and new, that the Work will be of good and workmanlike quality and free from faults, defects and deficiencies, and that the Work will conform with the requirements of this Contract (the “Project Warranty”);

(ii)
Each Turbine will be properly assembled, erected, installed, and mechanically completed on the Project Site in accordance with the Turbine Specifications and the instruction manual provided by [name intentionally omitted] (the “Turbine Installation Warranty”); and

(iii)
The Work (i) will be performed in accordance with generally accepted professional standards for each such relevant profession and will be performed in a good and workmanlike manner (including, without limitation, the construction work, which shall also be performed in accordance with sound construction practices), (ii) will conform to, and be performed in accordance with, all Applicable Laws, (iii) will be performed in accordance with prudent utility practices and the requirements, and (iv) will meet the requirements and specifications provided by Contractor, the Permits, the Turbine specifications, the REPA (including Appendix C) and the SGIA (the “Work Warranty”, and together with the Project Warranty and the Turbine Installation Warranty, the “Warranty”).

(b)
Contractor shall, after discovery of any breach of the Warranty during the Warranty Period or notice of the same to Contractor by Owner or Owner’s contractors during the Warranty Period, at its sole cost and expense (including the cost of labor and equipment) and as promptly as reasonably practicable, correct such breach of Warranty and repair or replace any defective Work, material, or equipment with materials of new and good quality and correct any material damage caused by such breach of the Warranty.  The Warranty shall commence on the date the Work is completed and shall remain in full force and effect for a period of twelve (12) months from the date the Work is completed (the “Warranty Period”).  Any portion of the Work which has been repaired, replaced or otherwise corrected during the preceding Warranty Period shall be warranted by the Contractor for an additional twelve (12) month period from the date of completion of such repair, replacement or correction.  If Contractor does not so commence and diligently pursue a remedy within seven (7) business days after receipt of written notice from Owner, Owner may, at Contractor’s expense, perform or have performed by a qualified and experienced third party the necessary remedy consistent with the requirements set forth in this Contract with respect to the Work.  Contractor shall have no warranty obligation for warranty claims that are caused by: (i) normal wear and tear; (ii) Owner’s or subsequent Owner’s misuse or negligence; (iii) Owner’s use, without Contractor’s approval, of spare parts other than those supplied or recommended by Contractor or [name intentionally omitted]; (iv) use or services of the facility (or any relevant part thereof) other than in conformance in all material respects with [name intentionally omitted] operations manuals.

(c)
The Contractor shall use its best efforts to obtain warranties for the benefit of the Contractor and the Owner from the Subcontractors and material and equipment suppliers in relation to their respective portions of the Work.  The Contractor shall similarly use its best efforts to obtain warranties from such individuals which (i) warrant against defects and deficiencies in each such party’s work, and (ii) are ultimately assignable to the Owner if they do not run to the Owner in the first instance.  Contractor shall assign to Owner any warranty it receives from the Subcontractors, including, without limitation, the warranty provided as part of its contract with its primary Subcontractor.

(d)
The Contractor shall have primary liability with respect to the warranties set forth in this Contract, whether or not any defect, deficiency or other matter is also covered by a warranty of another party, and the Owner need only look to the Contractor for corrective action.  In addition thereto, the Contractor’s warranties expressed herein shall not be restricted in any manner by any warranty of a third party and the refusal of any third party to correct defective, deficient or nonconforming Work shall not excuse the Contractor from its liability as to the warranties provided herein.

(e)
ALL OTHER CONTRACT PROVISIONS NOTWITHSTANDING, THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, OF PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM, USAGE OR OTHERWISE AND ALL OTHER CAUSES OF ACTION.  CONTRACTOR DOES NOT WARRANT OR GUARANTEE THAT THE DESIGN, ENGINEERING, SPECIFICATIONS, EQUIPMENT OR MATERIALS, INCLUDING THE TURBINES, SUPPLIED OR SPECIFIED BY OTHERS WILL PRODUCE ANY INTENDED RESULT OR ACHIEVE ANY INTENDED PURPOSE.

(f)	The Warranty provided herein shall survive the termination or expiration of this Contract.

9.           Representations and Warranties of Contractor.  Contractor hereby represents and warrants the following to the Owner, which representations and warranties shall survive the execution and delivery of this Contract, any termination of this Contract and the final completion of the Work:

(a)
Contractor is able to furnish the tools, materials, supplies, equipment, labor and development, design, engineering, construction procurement, installation, erection, and financing services required to complete the Work and perform its obligations hereunder, and has sufficient experience and competence to do so;

(b)	Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly qualified to do business in the State of Minnesota;

(c)	Contractor is authorized to do business in the State of Minnesota and properly licensed by all Governmental Authorities having jurisdiction over Contractor, the Work and/or the Project;

(d)
Contractor has familiarized itself with the Project Site and the local conditions.  Any cost risk related thereto (including that associated with concealed, latent or unknown conditions) shall be borne by the Contractor and Contractor shall not be entitled to an adjustment in the Contract Price or the Schedule as a result of the same; and

(e)
The execution, delivery and performance of each of the Contract and any the contracts between Contractor and its Subcontractor, is or is to be a party as contemplated hereby, will not (i) violate or conflict with any application, eligibility or other requirement of any loan guarantee, grants or other similar government funding opportunity available or already obtained from the United States Department of Agriculture, the U.S. Department of Energy, the U.S. Department of Energy or any other Governmental Authority (each, a "Governmental Support Opportunity"), (ii) result in the disqualification of Owner, any of its affiliates, or the Project from eligibility for any Governmental Support Opportunity, (iii) result in the loss of any potential Governmental Support Opportunity for which Owner, any of its affiliates or the Project is eligible as of the date hereof, or (iv) result in the requirement that the Owner shall incur any additional costs or delay as a condition for Owner, any of its Affiliates, or the Project to be awarded any Governmental Support Opportunity

10.         Indemnification.

(a)
The Contractor shall (and shall cause its Subcontractors to) indemnify, defend and hold harmless the Owner, [name intentionally omitted] and their officers, directors, board members, employees, agents, affiliates and representatives, from and against any and all claims, demands, suits, liabilities, injuries (personal or bodily), property damage, causes of action, losses, expenses, damages or penalties, including, without limitation, court costs and reasonable attorneys’ fees, arising or resulting from, or occasioned by or in connection with (i) the performance by the Contractor of its duties and obligations under this Contract, (ii) the inaccuracy of any warranty or representation of the Contractor contained in this Contract, (iii) the use, generation, storage, release, threatened release, discharge, disposal, existence or presence of any Hazardous Substances or underground storage tanks in, under, at, upon or from the Project Site, (iv) the placement upon or against any property of the Owner of any liens, claims, security interests, mortgages or other encumbrances as a result of this Contract, and/or (v) any negligent, willful or wrongful act or omission to act by the Contractor, its Subcontractors, architects, engineers, anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable.  This indemnification, defense and hold harmless obligation shall survive the termination or expiration of this Contract.

(b)
In claims against any person or entity indemnified under Section 10(a) by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, the indemnification obligation under such Section 10(a) shall not be limited by a limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor, the Subcontractor or any other above-referenced party under workers’ or workmen’s compensation acts, disability benefit acts, other employee benefit acts, or by common law or case law.

(c)
For purposes of this Section, “Hazardous Substances” means (a) any substance which is listed, defined, designated or classified under any Environmental Law as a (i) hazardous material, substance, constituent or waste, (ii) toxic material, substance, constituent or waste, (iii) radioactive material, substance, constituent or waste, (iv) dangerous material, substance, constituent or waste, (v) pollutant, (vi) contaminant, or (vii) special waste; (b) an material (including radioactive material), substance, constituent or waste regulated under any Environmental Laws; or (c) petroleum, petroleum products, polychlorinated biphenyl, pesticides, asbestos, or asbestos-containing materials.  “Environmental Law” means any law which relates to environmental quality, health, safety, pollution, contamination, cleanup, or the protection of human health, ambient air, waters (including ground waters) or land; including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq; the Clean Water Act, as amended, 33 U.S.C. Section 1251 et seq; and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

11.         Limitation of Liability.

(a)
Overall Limitation of Liability.  The aggregate liability of Contractor, its Subcontractors, agents and employees, to Owner (or any successor thereto or assignee thereof) for any and all claims and/or liabilities arising out of or relating in any manner to the BOP Work as is set forth on Exhibit A or to Contractor’s performance or non-performance of its obligations with respect to the BOP Work, whether based in contract, tort (including negligence), strict liability, or otherwise, shall not exceed, in the aggregate, fifteen percent (15%) of the Contract Price; provided, however, that upon Substantial Completion, such aggregate liability shall be limited to ten percent (10%) of the Contract Price.  Notwithstanding the foregoing, the preceding limits of liability shall (i) exclude any liability satisfied by the proceeds of insurance maintained by Contractor in accordance with this Contract, or which would have been satisfied by insurance had Contractor maintained proper insurance in accordance with this Contract; (ii) not apply to any claims for fraud, gross negligence or willful misconduct, or failure to pay Subcontractors; (iii) not apply with respect to the indemnification obligations pursuant to Section 10; and (iv) exclude the Contractor's warranty obligations under Section 8.

(b)
Consequential Damages.  Owner and Contractor hereby waive all claims against each other (and against each other’s parent company and affiliates and [name intentionally omitted]) for any consequential, incidental, indirect, special, exemplary or punitive damages (including, but not limited to, loss of actual or anticipated profits, revenues or product; loss by reason of shutdown or non-operation; increased expense of operation, borrowing or financing; loss of use or productivity; or increased cost of capital), and regardless of whether any such claim arises out of breach of contract or warranty, tort (including negligence), product liability, contribution, strict liability or any other legal theory.

12.         Offset Right.  In the event Contractor fails to perform any obligation or covenant under this Contract and such failure causes Owner to incur any cost or expense, Owner shall be authorized, to the fullest extent permitted by law, to set off and apply the amount of any and all such costs and expenses against any and all obligations due and owing under the Note.  Owner, upon making any such setoff and application pursuant to this Section 12, shall promptly notify Contractor thereof.

13.         Title and Risk of Loss.  Title, with respect to all Work and the various materials, equipment and other components of the Work (including, for the avoidance of doubt the Work and various materials, equipment and other components of the Work provided pursuant to the contract between Contractor and its primary Subcontractor) shall transfer to Owner upon the incorporation of such equipment into the Project.  Regardless of the passage of title, upon the delivery of such equipment to the Project Site, care, custody and control of, and risk of loss or damage to, such component or part shall thereupon transfer to Owner.

14.         Documents.  The Project Documents and any other drawings, including “as built” drawings, specifications, designs, plans, logos, trademarks, names, service marks, photographs, marketing materials or other documents, prepared by or on behalf of the Owner and/or the Contractor in relation to this Project shall be deemed the property of the Owner.  Contractor hereby assigns, transfers, releases, and conveys to Owner (and shall cause Owner’s Subcontractor and each sub-subcontractors to assign, transfer, release and convey to Owner) all right, title and interest in the Project Documents (including any copyrights).  All copies of such documents shall be delivered to the Owner upon Substantial Completion.  The preceding documents and copies thereof are for use solely with respect to this Project.

15.         Royalties.  The Contractor shall pay all royalties and other fees for any patents, trademarks, copyrights or other proprietary rights necessary for the execution and completion of the Work.

16.         Independent Agent. In performing services and duties hereunder, Contractor shall do so as independent agent for the Owner and is not, and is not to be deemed an employee of Owner, or any other person acting on behalf of Owner.  Contractor shall be responsible for meeting any legal requirements imposed on Contractor as a result of this Contract, including but not limited to the filing of income tax returns and the payment of taxes; and Contractor agrees to indemnify Owner for the failure to do so.

17.         No Third-Party Beneficiary.  Except with respect to [name intentionally omitted] as provided herein, no provision of the Contract is intended to nor shall it in any way inure to the benefit of any customer, property owner or any other third party, so as to constitute any such person a third-party beneficiary under the Contract, or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a Party hereto.  Notwithstanding the foregoing, [name intentionally omitted] is intended to be and is a third party beneficiary of this Contract.

18.          Previous Agreement. This Contract supersedes the Development Agreement dated December 30, 2005 between Grant County Wind and DanMar & Associates, Inc., which agreement has been terminated in all respects.

19.         Governing Law.  The Contract is made in the State of Minnesota and shall be interpreted and governed by the laws of the State of Minnesota and/or the laws of the United States, as applicable, without regard to choice of law principles.

20.         Entire Agreement.  This Contract represents the entire agreement between the Owner and Contractor with respect to the subject matter hereof, and supersedes all prior negotiations, representations or agreements, whether written or oral.  No amendment hereto shall be valid or binding unless it is in writing and signed by the Parties.

21.         Successors and Assigns.  Except as otherwise set forth herein with respect to the Note and Security Agreement or otherwise, Contractor may not assign, convey or transfer this Contract or any part hereof, or delegate any of its duties or obligations hereunder, without the Owner’s prior written consent.  This Contract shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties hereto.  Contractor acknowledges and understands that the Owner intends to collaterally assign the Contract to various financing sources, and hereby agrees that it shall execute a consent to the Owner’s collateral assignment of the Contract to any such financing sources; further Contractor hereby expressly consents to the assignment of this Contract to [name intentionally omitted] pursuant to the financing arrangements set forth in the Financing Agreement and related documents.

22.         Intercreditor Agreement.   Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced hereby, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms hereof and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

23.         Severability.  In case any provision in this Contract is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected.

24.         Headings.  The headings and captions used in this Contract are inserted for reference and convenience only and the same shall not limit or construe the sections, articles or paragraphs to which they apply or otherwise affect the interpretation thereof.

25.         Authority to Execute.  Each Party represents and warrants to the other that this Contract has been duly authorized, executed and delivered by and on behalf of each such Party, and constitutes the legal, valid and binding agreement of said Parties.

26.         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall he deemed to be an original and all of which taken together shall constitute one and the same agreement.

27.         Signatures.  The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

28.         Time is of the Essence.  Time is of the essence with regard to the achievement of the Initial Mechanical Completion Date, Scheduled Mechanical Completion Date, Scheduled Substantial Completion Date and Scheduled Final Completion Date, as such date may be extended herein, where “Scheduled Substantial Completion Date” means February 25, 2010 and “Scheduled Final Completion Date” means March 31, 2010.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed by their duly authorized officers as of the day and year first written above.

GRANT COUNTY WIND, LLC		JUHL ENERGY DEVELOPMENT, INC.
a Minnesota limited liability company		a Minnesota corporation

By:	/s/ Edgar Persons	By:	/s/ Dan Juhl
Its:	Chief Manager	Its:	Chief Executive Officer

Roseville Wind 1 L.L.C.,		Western Minnesota Wind 1 LLC,
a Minnesota limited liability company		a Minnesota limited liability company

By:	/s/ Dale N. Blume	By:	/s/Ronald Prahl
Name:	Dale N. Blume	Name:	Ronald Prahl
Its:	Manager	Its:	Manager

Roseville Wind 2 LLC,		Western Minnesota Wind 2 LLC,
a Minnesota limited liability company		a Minnesota limited liability company

By:	/s/David Starner	By:	/s/James Aanerud
Name:	David Starner	Name:	James Aanerud
Its:	Chief Manager	Its:	Manager

Roseville Wind #3, LLC,		Western Minn Wind 3 LLC,
a Minnesota limited liability company		a Minnesota limited liability company

By:	/s/Randy C. Larson	By:	/s/Vernell H. Wagner
Name:	Randy C. Larson	Name:	Vernell H. Wagner
Its:	Manager	Its:	Manager

Roseville Wind 4, LLC,		Western Minn Wind 4 LLC,
a Minnesota limited liability company		a Minnesota limited liability company

By:	/s/James Prahl	By:	/s/Chad Westrom
Name:	James Prahl	Name:	Chad Westrom
Its:	Manager	Its:	Manager

Rafter P Wind, LLC,		Western Minn Wind 5 LLC,
a Minnesota limited liability company		a Minnesota limited liability company

By:	/s/Edgar Persons	By:	/s/Myron L. Westrom
Name:	Edgar Persons	Name:	Myron L. Westrom
Its:	Chief Manager	Its:	Manager